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SPECTRIAN


February 16, 2000


Kopp Investment Advisors, Inc.
7701 France Avenue S.
Suite 500
Edina, MN  55435


Re: Stockholder Rights Plan

Gentlemen,

Spectrian Corporation, a Delaware corporation ("Spectrian") and Kopp Investment Advisors, Inc. ("Kopp") entered into a Letter Agreement, dated January 15, 1997 as amended August 10, 1998 (the "Letter Agreement"), regarding Kopp's ownership of Spectrian Corporation Common Stock. Pursuant to the Letter Agreement, Spectrian agreed to amend its stockholder rights plan (the "Plan") to exempt Kopp from the definition of an "Acquiring Person" under the plan, so long as Kopp does not acquire in excess of 25% of the Spectrian common Stock outstanding (the "Kopp Exemption"). As consideration for such amendment, Kopp agreed to certain terms regarding its holding of shares of Spectrian Common Stock. Spectrian and Kopp now wish to amend the Letter Agreement as provided below.

Spectrian is advised by Kopp that as of February 10, 2000 Leroy C. Kopp ("Mr. Kopp"), the indirect owner of Kopp "beneficially owned " 2,847,850 shares, approximately 26.6% of the outstanding Spectrian Common Stock as reported in the Company's 10Q filed February 9, 2000. These shares represent ownership of approximately 24.9% of the outstanding Spectrian Common Stock as reported in the Company's 10Q filed November 10, 1999.

Mr. Kopp disclaims beneficial ownership of all but 350,000 of such shares.

Based upon the foregoing representations, Spectrian and Kopp hereby agree as follows:

1. Mr. Kopp and any of his affiliates or associates may "beneficially own" up to the greater of 26.6% of outstanding Spectrian Common Stock or 2,847,850 shares (subject to stock splits, adjustments, divisions, and the like) and remain exempt from the definition of "Acquiring Person" under the plan.


         350 West Java Drive > Sunnyvale, CA 94089 > Phone 408-745-5400 Corporate Fax 408-541-0258 > Human Resource Fax 408-541-0260 >
                       Sales & Marketing Fax 408-541-0263

Kopp Investment Advisors, Inc.
February 16, 2000
Page 2

2. Except as amended by this Agreement, the Letter Agreement shall remain in full force and effect.

If the foregoing is consistent with your understanding of our mutual agreement, please countersign below, where indicated. Upon your signature, this proposal shall become the binding Agreement of Spectrian and Kopp, amending the Letter Agreement.

Very truly yours,

Spectrian Corporation

By: /s/ Michael D. Angel
    --------------------------------------------
    Michael D. Angel
    Executive Vice President, Finance & Administration
    and Chief Financial Officer


The foregoing is hereby accepted.

Kopp Investment Advisors, Inc.

By: /s/ ?????????????????
    ----------------------------

Title: VP/General Counsel
       -------------------------


         350 West Java Drive > Sunnyvale, CA 94089 > Phone 408-745-5400 Corporate Fax 408-541-0258 > Human Resource Fax 408-541-0260 >
                       Sales & Marketing Fax 408-541-0263